INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of Borg-Warner Automotive, Inc. on Form S-8 relating to the Borg-Warner Automotive Fuel Systems Corporation Retirement Savings Plan, formerly named Borg-Warner Automotive Automatic Transmission Systems Corporation, Plymouth Plant Retirement Savings Plan of our report dated January 30, 1999 (February 22, 1999 as to the third paragraph of Note 14), incorporated by reference in the Annual Report on Form 10-K of Borg-Warner Automotive, Inc. for the year ended December 31, 1998.

/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
Chicago, Illinois
August 11, 1999